 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2017

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2017, the Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Essendant Inc. (the “Company”) took the following actions:

•Approved an offer letter (the “Offer Letter”) containing terms for Richard D. Phillips’ service as Interim President and Chief Executive Officer (“Interim CEO”);

•Approved annual restricted stock awards for the Company’s executive officers, including Mr. Phillips and Janet H. Zelenka, who was elected Senior Vice President and Chief Financial Officer effective May 26, 2017; and

•Approved a retention program for the Company’s executive officers, including Mr. Phillips and Ms. Zelenka.

The Offer Letter and the compensation actions for Mr. Phillips were also approved by the Board on July 11, 2017.

Offer Letter

The Offer Letter contains terms for Mr. Philips’ service as Interim CEO, a position he assumed on June 13, 2017, as announced previously. Pursuant to the Offer Letter, Mr. Phillips will be entitled to a supplemental base salary amount while he serves as Interim CEO, which brings his annual base salary during this period to $700,000. Mr. Phillips is entitled to an annual incentive payment with a target amount equal to his base salary during the period he serves as Interim CEO; 30% of the payout on this incentive will be based on achievement of performance goals and 70% will be based on achievement of previously set Company financial performance goals for fiscal 2017. Mr. Phillips also received a grant of restricted stock valued at $200,000 on June 13, 2017. He will receive an additional restricted stock award valued at $200,000 on September 1, 2017, if he is serving as Interim CEO on that date, and thereafter he will receive a restricted stock award valued at $200,000 every three months while he serves as Interim CEO. These restricted awards will vest in three annual installments and generally will have the same terms as the Company’s standard restricted stock awards, except that they will provide for vesting of unvested restricted stock if he terminates his employment with the consent of the Board or the Company terminates his employment without cause.

The Offer Letter also amends the Amended and Restated Executive Employment Agreement between Mr. Phillips and the Company, dated as of January 1, 2017, to provide enhanced severance benefits in the event of certain terminations while he serves as Interim CEO. In the event of a qualifying termination under his employment agreement during his service as Interim CEO, his severance benefits will be increased to two times his base salary, plus two times his target annual incentive, and 24 months’ continued medical and/or dental insurance coverage; these amounts increase to three times base salary, three times target annual incentive and 36 months’ insurance coverage if the termination occurs on or within two years following a change of control.

Annual Restricted Stock Awards

Consistent with the Company’s historic practice, on July 11, 2017, the Committee approved restricted stock awards for the Company’s executive officers. These awards will be granted on September 1, 2017, will vest in three equal annual installments, and generally will have the same terms as the Company’s standard restricted stock awards. The Committee and the Board approved an award with a value of $320,625 to Mr. Phillips. The Committee approved an award of $480,000 to Ms. Zelenka.

Retention Program

On July 11, 2017, the Committee also approved certain compensation items for Mr. Phillips, Ms. Zelenka, and the Company’s other senior leaders as additional incentives to retain their services as the Company executes its transformation plan. For Mr. Phillips, the Committee and the Board approved a $320,625 cash award, to be granted on September 1, 2017, which will vest in three equal installments on December 31, 2017, December 31, 2018, and December 31, 2019, and a $1,000,000 cash award, to be to be granted on September 1, 2017, which will vest on January 1, 2020. For Ms. Zelenka, the Committee approved an increase to her annual base salary to $480,000 in recognition of her service and leadership as Senior Vice President and Chief Financial Officer and also approved a $480,000 cash award, to be granted on September 1, 2017, which will vest in three equal installments on December 31, 2017, December 31, 2018, and December 31, 2019, and a $500,000 cash award, to be granted on September 1, 2017, which will vest on January 1, 2020. These cash awards will vest upon termination of the executive’s employment by the Company without cause or by the executive for good reason. The awards will vest pro rata in the event of the executive’s death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ESSENDANT INC.
Date: July 17, 2017	/s/Brendan McKeough
Senior Vice President, General Counsel and Secretary